Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Spruce Biosciences, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	29,603,000	$2.29	$67,790,870	0.00011020	$7,471

	Total Offering Amounts					$67,790,870		$7,471

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$7,471

(1)

The shares of common stock will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional number of shares of common stock issuable upon stock splits, stock dividends, or other distribution, recapitalization or similar events with respect to the shares of common stock being registered pursuant to this registration statement.

(2)

This registration statement registers the resale of (i) 16,116,000 outstanding shares of common stock of the Registrant held by the selling stockholders, (ii) 800,000 shares of common stock of the Registrant issuable upon the exercise of outstanding pre-funded warrants to purchase shares of common stock held by the selling stockholders and (iii) 12,687,000 shares of common stock of the Registrant issuable upon the exercise of outstanding warrants to purchase shares of common stock held by the selling stockholders.

(3)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on average of high and low price per share of the common stock as reported on the Nasdaq Global Select Market on March 10, 2023.